Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933
News Release

Solera National Bancorp Earnings Surge More Than Six-Fold to $620,000 in First Half of 2013
Second Quarter Profits More Than Double to $439,000
LAKEWOOD, CO - July 26, 2013 - Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, today reported its most profitable quarter in its history fueled by solid loan demand, higher gains on loans sold and improving credit quality. Net income increased 143% to $439,000, or $0.17 per share, for the second quarter of 2013, compared to $181,000, or $0.07 per share, for the preceding quarter, and grew 230% from $133,000, or $0.05 per share, for the second quarter a year ago. Year-to-date, Solera earned $620,000, or $0.24 per share, up more than six-fold compared to $94,000, or $0.04 per share, in the first six months of 2012.
“Second quarter earnings were the most profitable quarter in our history and marks another significant step in strengthening our franchise,” said Douglas Crichfield, President and Chief Executive Officer. “Loan originations have been steady, and we continue to position our residential mortgage division for growth. Although we may see a marginal slowdown in residential mortgage refinancing activity, due to the recent rise in interest rates, continued improvement in the housing market should provide opportunities for increased volume and is expected to offset some of the decline in refinance activity. With building permits, sales volumes and average home prices all climbing across Colorado, we remain confident our mortgage bankers will continue to contribute to earnings.”
“We recently received approval from the Office of the Comptroller of the Currency to open a full-service branch in our Boulder loan production office,” added Crichfield. “We are delighted to be expanding in one of Colorado's most vibrant cities. We expect the branch to open in the fourth quarter of 2013.” Boulder is approximately 30 miles northwest of Denver and is the home of the University of Colorado's main campus.

Second Quarter 2013 Highlights (at or for the period ended June 30, 2013, except as noted):

•	Earnings per share were a record $0.17 in 2Q13, compared to $0.07 in 1Q13, and $0.05 in 2Q12.

•	Total revenues (which includes net interest income plus total noninterest income) increased 41% to $3.8 million in 2Q13, compared to $2.7 million in 1Q13 and grew over 200% from $1.3 million in 2Q12.

•	Net interest income was $1.1 million for both 2Q13 and 1Q13, a slight improvement from $1.0 million in 2Q12.

•	Fueled by gains on sale of mortgage loans, noninterest income totaled $2.7 million in 2Q13, compared to $1.7 million in 1Q13 and $230,000 in 2Q12.

•	Gross loans increased 12%, or $7.3 million, to $65.8 million from the like quarter a year ago, and grew 2%, or $1.6 million, from the previous quarter.

•
In June 2013, Solera National Bank completed the acquisition of customer deposits from Liberty Savings Bank, assuming approximately 500 new accounts and $6 million in core deposits from Liberty's Lakewood, CO branch.

•	Solera National Bank received Preferred Lender status from the Small Business Administration in the second quarter 2013.

•	The Bank's capital ratios significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 16.8%.

•	Tangible book value per share improved to $7.67 compared to $7.48 at March 31, 2013.
2013 Metro Denver Economic Update
“Metro Denver's economy is poised for a strong summer tourism season, as encouraging income information suggests consumers have greater spending ability. And increased consumer confidence reflects positive outlooks on the economic situation,” according to data compiled by the Metro Denver Economic Development Corporation (Metro Denver EDC) in its Monthly Economic Summary for July 2013.
And, according to Patty Silverstein, president of Development Research Partners and chief economist for the Metro Denver EDC, “Metro Denver's housing market continues to be one of the most watched in the country. Residential building permits were higher in May, increasing 28.1% over April and 63.8% over-the-year. Single-family detached units increased 33.5% on a monthly basis and multifamily units were 45.1% higher.” Home sales in Metro Denver grew by 20.2% compared with April and 22.5% over-the-year. The elevated level of sales pushed down the inventory of existing homes on the market in May, decreasing 22.4% compared with year-ago data.
“Metro Denver luxury homes are also selling briskly, surging 33% in one year, according to the most recent report by Coldwell Banker Residential Brokerage, dated June 25, 2013,” commented Crichfield. “In fact, Chris Mygatt, President of Coldwell Banker, stated that well-qualified buyers remain determined to purchase while prices are still attractive and mortgage rate are still quite low. And, although interest rates have ticked up in recent weeks, rates remain at near 50-year lows. This can only be good news for Solera and our residential mortgage division.” http://www.bizjournals.com/denver/news/2013/06/26/metro-denver-luxury-homes-selling.html?s=print
In the meantime, Metro Denver employment growth in May reflected continued expansion for the area, with a total of 35,200 jobs added since May 2012 or an increase of 2.5%. Employment grew 0.9% or 12,900 jobs versus prior month.
Balance Sheet Review and Credit Quality
Solera's total assets increased 10% to $170.2 million at June 30, 2013, from $154.6 million a year ago, and were up marginally compared to the preceding quarter. While the residential mortgage division's production was robust in the first half of the year, most of the loans it originates are sold into the secondary market to generate revenue and do not necessarily contribute to loan growth.
Gross loans totaled $65.8 million at the end of the second quarter 2013, up 12% from $58.5 million at the end of the second quarter a year ago, and up 2% compared to $64.2 million at the end of the first quarter 2013. “Loan originations for the second quarter totaled approximately $7.2 million, while loan payoffs more than doubled from the preceding quarter,” added Crichfield. “Loan payoffs totaled $4.4 million in the second quarter, with the majority of that pertaining to nonaccrual and substandard loans thereby improving asset quality.”
The investment securities portfolio totaled $75.4 million at June 30, 2013, down 15% from year ago balances and down fractionally from March 31, 2013. “The investment portfolio continues to generate an attractive rate of return in this interest rate environment while providing liquidity to fund our growing and higher-yielding loan portfolio,” said Robert J. Fenton, Chief Financial Officer. “However, the increase in longer-term interest rates this quarter reduced the market value of the portfolio.” The mark-to-market adjustment was a loss of $869,000 at June 30, 2013, compared to income of $1.2 million in the preceding quarter and income of $986,000 a year ago.
“Bolstering our core deposit base for the second quarter 2013 was the assimilation of approximately 500 accounts and $6 million in core deposits from our new Liberty customers,” Fenton commented. “The increase in our core deposit funding will enable us to become less dependent on interest-rate sensitive certificates of deposits. With the improvement in the economy, we have seen some runoff in high-balance savings and money market customers who are seeking higher returns.” Total deposits were $124.7 million at June 30, 2013, slightly higher from the preceding quarter but relatively flat from a year ago. Core deposits, which exclude certificates of deposits, accounted for 53% of total deposits at the end of June 2013.
Non-performing assets, which consist primarily of other real estate owned, dropped to 1.05% of total assets at June 30, 2013, compared to 1.43% of total assets at March 31, 2013, and down from 1.35% of total assets a year ago. Non-performing loans were only 0.03% of gross loans at June 30, 2013, compared to 1.01% of gross loans in the linked quarter.
“We did not book a provision for loan and lease losses in the quarter given the solid improvement in asset quality,” added Fenton. The allowance for loan losses totaled $1.1 million, equal to 1.65% of gross loans at June 30, 2013, essentially unchanged from the preceding quarter and the prior year.
Stockholders' equity was $18.7 million and tangible book value was $7.67 per share at June 30, 2013. Solera's tangible common equity was 11.5% of total assets at the end of June 2013.
Review of Operations
Total revenue increased 41% to $3.8 million in the second quarter of 2013, compared to $2.7 million in the preceding quarter, and grew 204%, or $2.6 million, compared to $1.3 million generated in the second quarter of 2012. Total revenue increased in the second quarter and in the first half of 2013, primarily as a result of the gains realized from selling mortgage loans on the secondary market. Year-to-date, total revenue was $6.5 million compared to $2.4 million in the first six months of 2012.
“The impact of our new residential mortgage division generated significant contributions to revenue in both the second quarter and first six months of 2013. In fact, gains on the sale of mortgage loans contributed $2.4 million to noninterest income in the second quarter of 2013, up from $1.4 million in the first quarter. The second quarter of 2013 saw an increase of $34.0 million in mortgage loans closed and funded - improving from $52.1 million in the first quarter to $86.1 million in the second quarter,” commented Fenton. Total noninterest income rose 62% to $2.7 million in the second quarter of 2013, from $1.7 million in the prior quarter and climbed significantly from $230,000 in the second quarter a year ago. In the first six months of 2013, noninterest income was $4.4 million compared to $368,000 in the first half of 2012.
“We saw strong loan activity during the second quarter, particularly in residential real estate. Newly purchased homes accounted for 64% of second quarter mortgage loan origination volumes. We continue to expect loan demand to grow in spite of rising interest rates, which are still near 50-year lows,” added

Crichfield. “Our mortgage professionals are very active in our communities, and we have a variety of products to meet the needs of our customers.”
The net interest margin (NIM) expanded 7 basis points to 2.82% for the second quarter of 2013, compared to 2.75% for the first quarter of 2013, and contracted 3 basis points from 2.85% for the second quarter of 2012. Year-to-date, the NIM was 2.78%, compared to 2.82% for the first six months of 2012. “The increase in the NIM on a linked quarter basis was due to the shift in balances from lower-yielding investment securities into higher-yielding commercial loans, along with increased interest income from residential mortgage loans held for sale at margins above the portfolio average,” said Fenton.
“As anticipated, noninterest expense increased on a linked and year-over-year basis, primarily due to higher employee compensation and benefits associated with the increased staffing of our residential mortgage division,” Crichfield concluded. Noninterest expense totaled $3.4 million in the second quarter 2013, compared to $2.5 million in the preceding quarter and $1.1 million in the second quarter a year ago. For the first six months of 2013, noninterest expense was $5.9 million compared to $2.3 million for the like period in 2012.
About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007. Solera National Bank is a high-touch, high-tech community bank with a specialized focus on serving and supporting small to medium-sized businesses, minorities, particularly the Hispanic market, professionals, non-profits and emerging markets who share an interest in working together through mutual respect and inclusiveness to grow the Colorado economy. Solera prides itself in embracing these communities, one individual, one family, one business at a time. For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company's Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
($000s)	6/30/2013	3/31/2013	6/30/2012
ASSETS
Cash and due from banks	$765	$1,234	$849
Federal funds sold	300	—	—
Interest-bearing deposits with banks	257	257	357
Investment securities, available-for-sale	75,375	75,739	89,141
FHLB and Federal Reserve Bank stocks, at cost	2,386	1,865	1,164
Gross loans	65,822	64,240	58,537
Net deferred (fees)/expenses	78	137	94
Allowance for loan and lease losses	(1,088)	(1,074)	(1,009)
Net loans	64,812	63,303	57,622
Loans held for sale	17,251	19,539	—
Premises and equipment, net	980	1,006	550
Other real estate owned	1,776	1,776	1,776
Accrued interest receivable	726	711	718
Bank-owned life insurance	4,121	3,086	2,027
Other assets	1,483	727	348
TOTAL ASSETS	$170,232	$169,243	$154,552

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits	$4,615	$3,466	$3,312
Interest-bearing demand deposits	11,160	7,275	8,950
Savings and money market deposits	50,575	54,066	56,740
Time deposits	58,385	58,675	56,199
Total deposits	124,735	123,482	125,201

Accrued interest payable	70	67	63
FHLB borrowings	25,307	24,574	8,500
Accounts payable and other liabilities	1,387	850	1,150
TOTAL LIABILITIES	151,499	148,973	134,914

Common stock	26	26	26
Additional paid-in capital	26,315	26,254	26,172
Accumulated deficit	(6,739)	(7,178)	(7,546)
Accumulated other comprehensive (loss) income	(869)	1,168	986
TOTAL STOCKHOLDERS' EQUITY	18,733	20,270	19,638
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$170,232	$169,243	$154,552

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
	Three Months Ended			Six Months Ended
($000s, except per share data)	6/30/2013	3/31/2013	6/30/2012	6/30/2013	6/30/2012
Interest and dividend income
Interest and fees on loans	$868	$790	$787	$1,658	$1,575
Interest on loans held for sale	121	94	—	215	—
Investment securities	411	446	540	857	1,043
Dividends on bank stocks	19	15	10	34	18
Other	2	1	3	3	5
Total interest income	1,421	1,346	1,340	2,767	2,641
Interest expense
Deposits	257	257	279	514	579
FHLB borrowings	40	39	33	79	64
Other	—	—	2	—	3
Total interest expense	297	296	314	593	646
Net interest income	1,124	1,050	1,026	2,174	1,995
Provision for loan and lease losses	—	—	—	—	—
Net interest income after provision for loan and lease losses	1,124	1,050	1,026	2,174	1,995
Noninterest income
Customer service and other fees	23	19	19	42	34
Other income	36	19	20	55	29
Gain on loans sold	2,487	1,525	25	4,012	25
Gain on sale of available-for-sale securities	145	100	166	245	280
Total noninterest income	2,691	1,663	230	4,354	368
Noninterest expense
Employee compensation and benefits	2,407	1,673	587	4,080	1,154
Occupancy	264	256	120	520	247
Professional fees	103	134	78	237	222
Other general and administrative	602	469	338	1,071	646
Total noninterest expense	3,376	2,532	1,123	5,908	2,269
Net income	$439	$181	$133	$620	$94

Earnings per share	$0.17	$0.07	$0.05	$0.24	$0.04
Tangible book value per share	$7.67	$7.48	$7.30	$7.67	$7.30
Net interest margin	2.82%	2.75%	2.85%	2.78%	2.82%

Asset Quality:
Non-performing loans to gross loans	0.03%	1.01%	0.52%
Non-performing assets to total assets	1.05%	1.43%	1.35%
Allowance for loan losses to gross loans	1.65%	1.67%	1.72%
Allowance for loan losses to non-performing loans	NM*	164.98%	328.66%
Other real estate owned	$1,776	$1,776	$1,776
* Not meaningful due to the insignificant amount of non-performing loans.

Selected Financial Ratios: (Solera National Bank only)
Tier 1 leverage ratio	10.2%	10.5%	10.9%
Tier 1 risk-based capital ratio	15.8%	16.0%	17.8%
Total risk-based capital ratio	16.8%	17.1%	18.9%